Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Five Star Quality Care, Inc. for the registration of 3.75% convertible senior notes due 2026 and shares of common stock issuable upon conversion of the notes and to the incorporation by reference therein of our reports dated February 28, 2006, with respect to the consolidated financial statements of Five Star Quality Care, Inc., Five Star Quality Care, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, and of our report dated April 15, 2005, except for Note 9, as to which date is June 3, 2005, with respect to the consolidated financial statements of Gordon Health Ventures, LLC included in the Five Star Quality Care, Inc.’s Current Report (Form 8-K/A) dated July 28, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
November 20, 2006